  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1995
                                                        REGISTRATION NO. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ___________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________
                             ROADWAY SERVICES, INC.
             (Exact name of registrant as specified in its charter)

               Ohio                                    34-1365496
     (State of incorporation)              (I.R.S. Employer Identification No.)


                              1077 Gorge Boulevard
                                  P.O. Box 88
                               Akron, Ohio 44309
                                 (216) 384-8184

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             _____________________
                              John M. Glenn, Esq.
                             Roadway Services, Inc.
                              1077 Gorge Boulevard
                                  P.O. Box 88
                               Akron, Ohio 44309
                                 (216) 384-8184
     (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________

                                   Copies to:

NORMAN D. SLONAKER, ESQ.                                 WILLIAM APPLETON, ESQ.
Brown & Wood                                               Baker & Hostetler
One World Trade Center                                3200 National City Center
New York, New York  10048                                Cleveland, Ohio 44114
                             ____________________
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after this Registration Statement becomes effective.

                             ____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

                                                 CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                               Proposed             Proposed
                                                               Maximum              Maximum
 Title of Each Class of                     Amount to       Offering Price         Aggregate           Amount of
Securities to be Registered               be Registered       Per Share*         Offering Price*    Registration Fee*
Common Shares, without par value         225,000 shares        $49.69              $11,180,250           $3,856

==================================================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED DECEMBER 29, 1995


PROSPECTUS

                                 225,000 Shares
                             ROADWAY SERVICES, INC.
                                 COMMON SHARES
                              (Without Par Value)


         The Company's Common Shares were traded on the over-the-counter market under the symbol "ROAD", and transactions were reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), National Market Issues until November 29, 1995. On November 29, 1995, the Common Shares were registered on the New York Stock Exchange ("NYSE") and are now traded on the NYSE under the symbol "CBB." The last reported sale price for the Common Shares on December 28, 1995 as reported on the NYSE was $49.00 per share.

                             -------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

         The Common Shares, without par value (the "Common Shares"), of Roadway Services, Inc. (the "Company") are being offered by the Company to independent contractors that are parties to operating agreements with Roadway Package System, Inc., a wholly owned subsidiary of the Company, and that have adopted The Merrill Lynch, Pierce, Fenner & Smith Incorporated Special Prototype Profit Sharing Plan and Trust for Independent Contractors. The Common Shares will be purchased from time to time by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, at prevailing market prices on the open market in accordance with the instructions of the contractors.

                             -------------------



               The date of this Prospectus is January ___, 1996.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LEGALLY MADE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             -------------------

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and its Common Shares.

         The Company's principal executive office is located at 1077 Gorge Boulevard, P.O. Box 88, Akron, Ohio 44309, and its telephone number is (216) 384-8184.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         1.      Annual Report on Form 10-K for the year ended December 31,
                 1994.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 25, June 17, and September 9, 1995.

         3. Current Reports on Form 8-K dated January 17, 1995, August 23, 1995 and November 17, 1995.


         All reports and other documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

         The Company will furnish, without charge, to each person to whom a Prospectus is delivered upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be submitted in writing to Office of Financial and Shareholder Communications, Roadway Services, Inc., 1077 Gorge Boulevard, P.O. Box 88, Akron, Ohio 44309 or by telephone at (216) 384-8184.

                                  THE OFFERING

         The Common Shares are being offered by the Company to certain independent contractors ("Contractors") that are parties to operating agreements with Roadway Package System, Inc. ("RPS"), a wholly owned subsidiary of the Company, and that have adopted The Merrill Lynch, Pierce, Fenner & Smith Incorporated Special Prototype Profit Sharing Plan and Trust for Independent Contractors (the "Prototype Plan"). The Common Shares will be purchased from time to time by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("Merrill Lynch"), at prevailing market prices on the open market in accordance with the instructions of the Contractors.

         The Prototype Plan was developed in 1987, under the sponsorship of Merrill Lynch, as a prototype profit sharing plan product for self-employed individuals and their employees. Under Merrill Lynch's continued sponsorship, the Prototype Plan currently is available to Contractors that provide transportation services to RPS. Merrill Lynch provides the Contractors with the opportunity to establish qualified profit sharing plans for themselves and their employees, if any (the "Contractor's Plan"). Each Contractor's Plan, when established, has the operative terms and conditions set forth in the Prototype Plan with some slight variations to accommodate individual Contractor needs. The Prototype Plan consists of enabling documents and financial arrangements which can be used to establish a Contractor's Plan. Contractors that are individuals operating as one-person corporations or sole proprietorships without employees and those that are "fleet owners" operating as corporations or partnerships with employees may establish and maintain the Prototype Plan.

         When a Contractor adopts the Prototype Plan for himself or herself and his or her employees, contributions may be invested in any or all of three investment alternatives: (i) Shares of the Merrill Lynch Capital Fund, Inc., a registered mutual fund which invests its assets in common stocks, corporate bonds and money market instruments; (ii) Shares of the Merrill Lynch Ready Assets Trust, a registered money market fund which invests primarily in U.S. Government and Government agency securities, certificates of deposit, banker's acceptances and commercial paper; and (iii) Common Shares of Roadway Services, Inc. In the event of consummation of the proposed spin off of Roadway Express, Inc. (See "The Company-Proposed Spin Off of Roadway Express, Inc. ("REX")"), a fourth investment alternative shall be added to the Plans to provide for the holding and distribution of REX Shares.

         Merrill Lynch will purchase the Common Shares offered hereby at prevailing market prices on the open market from time to time in accordance with the instructions received from Contractors and employees participating in the Contractors' Plans. Merrill Lynch will not acquire the Common Shares in the market or otherwise, on a pre-determined or periodic basis, and will not purchase any Common Shares directly from the Company. All Common Shares acquired will be held in the Contractors' Plans for the participants directing the purchases, in the name of the Contractor's Plan trustee appointed by each Contractor, or the trustee's nominee. Each participant will have the right to instruct the Contractor's Plan trustee how to vote the Common Shares that the Contractor's Plan holds for the participant.

         Each Contractor that establishes a Contractor's Plan appoints the Company as Plan Administrator. The Plan Administrator attends to any reporting and record-keeping requirements imposed by law. The Plan Administrator is also responsible for performing the following duties: (i) determining whether applicable eligibility requirements are satisfied; (ii) forwarding Contractors' contributions and all participants' investment directions; (iii) distributing financial information and other communications from Merrill Lynch to the Contractors and employees who are participating in each Contractor's Plan; and
(iv) preparing and filing reports required by government agencies.

         When adopted, the Prototype Plan is designed to satisfy the applicable requirements of Section 401(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"). Plans established by Contractors that are sole proprietors or small partnerships, in addition, are designed to satisfy the so-called "Keogh" requirements imposed by Section 401(d) of the Code. Plans established by incorporated Contractors and large partnerships will generally not have to qualify as Keogh plans. Plans covering employees of a Contractor will generally be subject to certain reporting and disclosure requirements imposed by the Employee Retirement Income Security Act of 1974, as amended, and relevant U.S. Department of Labor regulations.

         A booklet that more fully describes the operation of the Prototype Plan and an individual Contractor's Plan is being provided to all eligible Contractors along with this Prospectus. The booklet explains in greater detail such items as the amounts which may be contributed to a Plan, eligibility requirements, procedures for investing and re-investing contributions, vesting, distribution of Plan accounts, and the procedures for and consequences of terminating Plans. Any Contractor or employee who does not receive a booklet may request one by writing to HR-10 Plan Administrator, c/o Roadway Services, Inc., P.O. Box 88, Akron, Ohio 44309-0088 or calling 1- 800-346-3569.


                                  THE COMPANY

         The Company, an Ohio corporation organized in 1982, is a holding company engaged directly in the contract logistic services and through its subsidiaries in express small package, less-than-truckload ("LTL") trucking, and related transportation activities. These operations provide services and solutions to meet customer requirements based upon shipment size, distance, time in transit and distribution needs. The Company intends to change its name to Caliber System, Inc. following the proposed spin off of REX. The following is a brief general description of the Company's motor carrier subsidiaries.
All domestic subsidiaries are subject to regulation under federal, state and local environmental laws and to regulation by the Interstate Commerce Commission and the Department of Transportation.

         Roadway Package System, Inc. ("RPS")

         RPS, founded in 1985, serves customers in the small package market throughout North America and between North America and Europe focusing primarily on the business-to-business delivery of packages weighing up to 150 pounds. RPS also offers service offshore to Puerto Rico, Alaska and Hawaii via a ground/air network operation. Further, RPS provides other specialized transportation services to meet specific customer requirements in the small package market. RPS's headquarters are located in Pittsburgh, Pennsylvania.

         The RPS network of 339 facilities in North America enables it to provide second-day and later delivery service to 98% of the United States population. Second-day coverage to the entire United States is expected in 1996. RPS intends to expand its network operations during the remainder of the 1990s to provide overnight ground service capability in regional markets.

         In 1995, RPS began providing service in Europe through an agreement entered into with General Parcel, GMBH, a European consortium composed of domestic small package carriers. RPS provides its expedited air and ground delivery service between North America and Europe by means of this transportation consortium.

         RPS conducts its operations primarily with owner-operated vehicles and, in addition, owns 7,618 trailers.

         Roadway Logistics Systems, Inc. ("ROLS")

         ROLS provides customized, single source logistics solutions for manufacturing, industrial, distribution and retail businesses. These services include transportation management, dedicated transportation, warehouse operations and management, just-in-time delivery programs (including light assembly and manufacturing), customer order processing, returnable container management, freight bill payment and auditing, and other management services outsourced by its customers. ROLS is currently managing customer operations at more than 50 sites.

         Roadway Regional Group, Inc. ("RRG")

         RRG is currently a nationwide network of regional LTL freight carriers. LTL shipments require less than the full cargo and/or weight capacity of a trailer and are more efficiently transported by sharing trailer capacity with other LTL shipments. RRG's subsidiaries, described below, operate dedicated regional trucking networks principally serving their core geographic markets with next-day and second-day LTL service. RRG carriers cooperatively transport freight throughout the United States and serve manufacturing, commercial and retail business-to-business customers. RRG's headquarters are currently located in San Jose, California.

         A brief description of each of RRG's subsidiaries is as follows:

         Viking Freight System, Inc. ("Viking") operates in 12 western states through 51 terminals. Spartan Express, Inc. ("Spartan") operates in 17 midwestern and southern states through 77 terminals. Coles Express, Inc. ("Coles") serves 11 northeastern and mid-atlantic states, along with eastern Canada, operating 26 terminals. Central Freight Lines, Inc. ("Central") operates in 10 states in the central and southwestern United States through 74 terminals.

         RRG's regional carriers provide service to customers nationwide using a single sales or service contact. RRG's subsidiaries currently have a combined fleet exceeding 20,000 trucks, tractors and trailers.

         Viking Consolidation

         On December 18, 1995, the Company announced that the Board of Directors of the Company approved a plan to consolidate RRG, and the regional carriers Viking, Coles, Spartan and Central into one superregional carrier. The surviving company will operate under the Viking name. The consolidation is anticipated to begin on January 2, 1996 and continue throughout the year. Certain costs associated with this consolidation will be included in the fourth quarter of the Company's 1995 earnings from continuing operations and are not expected to exceed $5 million, or approximately $.07 per share. Additional costs will be reflected during 1996, but the timing and amount of the charges have not been finalized.

         Roberts Express, Inc. ("Roberts")

         Roberts is the world's largest surface expedited carrier, providing critical needs shipping and transportation for emergency shipments. Utilizing over 2,000 vehicles, Roberts provides these services in North America and Europe. Roberts' headquarters are located in Akron, Ohio.

         Roberts focuses on the delivery of urgent and critical shipments, including those requiring security, customized handling, temperature control or other special care and handling. Such shipments generally require speed and guaranteed reliability. Roberts also provides air charter and related ground service. Roberts, using satellite communications, has demonstrated its ability to deliver shipments within 15 minutes of promised times in 95% of all cases. Roberts transports freight through independent owner-operators.

         Discontinued Operations of Roadway Global Air, Inc. ("RGA")

         On November 6, 1995, the Board of Directors of the Company announced that they would discontinue the operations of RGA and exit the air freight business served by RGA. RGA had offered time-definite air cargo services, including next morning, next afternoon, second day, and third day delivery. The Company anticipates a pretax charge of $65 million from the discontinuance of the operations of RGA. The Company is also negotiating with Burlington Air Express ("Burlington") to sell a portion or major part of RGA's operations to Burlington. Any proceeds that result from a sale of RGA are not expected to significantly reduce the pretax charge of $65 million in the fourth quarter of 1995.

         Proposed Spin Off of Roadway Express, Inc. ("REX")

         Effective August 22, 1995, the Board of Directors of the Company adopted a proposal to spin off REX, presently the Company's largest operating subsidiary, into a separate public company. The spin off is conditioned upon, among other conditions, the approval by at least a majority of the Company's outstanding shares entitled to vote thereon. If the spin off is consummated, each holder of Common Shares of the Company on the record date shall receive one REX common shares for every two Common Shares of the Company then held. It is intended that after the spin off REX will continue to operate in its national long haul, LTL trucking business.

         If the spin off of REX is consummated, REX shares distributed in respect of Common Shares of the Company held under Contractors' Plans will form part of a new investment alternative consisting exclusively of REX shares. Dividends and other distributions payable on REX shares so held will be invested in the other investment alternatives then available under the Contractors' Plans. Individuals participating in Contractors' Plans will be entitled to direct their REX Shares to be sold on the open market in the ordinary course.

         Certain Financial Information

         The information set forth below is provided on both a historical basis and a pro forma basis. The pro forma basis excludes REX, all other spin off related effects and the effect of the discontinuance of the operations of RGA. Approximately 50,000 (historical) and 24,200 (pro forma) persons are employed by the Company and its subsidiaries. Revenues for the Company and its subsidiaries for the year 1994 were $4,572,004,000 (historical) and $2,327,523,000 (pro forma). Income from continuing operations in 1994 was $19,560,000 (historical) and $101,437,000 (pro forma) or $.50 per share (historical) and $2.58 per share (proforma). For the 36 weeks ended September 9, 1995, revenues for the Company and its subsidiaries were $3,292,819,000 (historical) and $1,646,989,000 (pro forma) and income from continuing operations was $6,177,000 (historical) and $68,109,000 (pro forma) or $.16 per share (historical) and $1.73 per share (pro forma). As of September 9, 1995, the Company had assets of $2,064,133,000 (historical) and $1,369,148,000 (pro forma) and shareholders' equity of $981,904,000 (historical) and $740,815,000 (pro forma).


                          DESCRIPTION OF COMMON SHARES

         The Company is authorized to issue 200,000,000 Common Shares. At the close of business on September 9, 1995, there were 40,896,414 Common Shares outstanding. Holders of Common Shares are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in assets available for distribution upon liquidation. There are no preemptive rights, conversion rights, redemption provisions or sinking fund provisions with respect to Common Shares. Holders of Common Shares are entitled to one vote per share. Upon compliance with statutory notice provisions, holders of Common Shares are entitled to cumulate their votes in the election of directors.

                                 LEGAL OPINIONS

         The legality of the Common Shares will be passed upon for the Company by its Vice President and General Counsel, John M. Glenn. Mr. Glenn beneficially owned 8269 Common Shares of the Company as of October 2, 1995.


                                    EXPERTS

         The consolidated financial statements and schedule of the Company and its subsidiaries appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Except for the Securities and Exchange Commission Registration Fee, all expenses are estimated.

         Registration Fee - Securities and Exchange Commission  . . . . . . . . . .     $  3,856
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . .        5,000
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .       10,000
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .        5,000
         Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1,141
         Miscellaneous Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .        -----


                 Total Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 28,000
                                                                                        ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations covering indemnification of officers, directors, and other persons.

         Article IV of the Code of Regulations of the Registrant contains certain indemnification provisions adopted pursuant to authority contained in
Section 1701.13(E) of the Ohio Revised Code. The Registrant's Code of Regulations provides for the indemnification of each present and future director and officer of the Registrant, and each person who at the request of or at the instance of the Registrant currently or in the future serves as a director or officer of any other corporation, against any costs and expenses which may be imposed on or reasonably incurred by such person in connection with any claim, action, suit, or proceeding made or instituted in which such person may be involved by reason of his being or having been a director or officer of the Registrant or of any other corporation in which he served or serves as a director or officer at the request of or at the instance of the Registrant. Such costs and expenses include the cost to such director or officer of reasonable settlements (other than amounts paid to the Registrant itself or to such other corporation served at the request of or at the instance of the Registrant). The Registrant may not, however, indemnity such director or officer with respect to matters as to which he is finally adjudged in any such action, suit, or proceeding to be liable because of dereliction in the performance of his duties as such director or officer, or (except with the approval of a court of competent jurisdiction, a disinterested majority of the Board of Directors, or any committee or group of persons to whom the question may be referred by the Board) with respect to any matter on which a settlement is effected if the amount paid by the director or officer in such settlement substantially exceeds the expenses which might have been reasonably incurred by him after the date of settlement in conducting litigation to a final conclusion.

         In addition, the Registrant maintains directors' and officers' reimbursement and liability insurance. The risks covered by such policies include certain liabilities under the securities laws.

ITEM 16.  EXHIBITS

The following exhibits are submitted in response to this item:

         5       Opinion of Vice President and General Counsel for Registrant
         24.1    Consent of Ernst & Young LLP
         24.2    Consent of Vice President and General Counsel (contained in
                 Exhibit 5)
         25      Powers of Attorney (see page II-4)


ITEM 17.  UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                          (i) To include any prospectus required by section
                 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act Of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that Is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act Of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON AND STATE OF OHIO ON THE 28TH DAY OF DECEMBER, 1995.



                                           ROADWAY SERVICES, INC.

                                           By: /s/ Daniel J. Sullivan
                                               ------------------------------
                                               Daniel J. Sullivan, Director;
                                               Chairman, President and Chief
                                               Executive Officer



                               POWER OF ATTORNEY

         We, the undersigned, officers and directors of Roadway Services, Inc., hereby authorize and direct Daniel J. Sullivan, Douglas A. Wilson and John M. Glenn, or any of them acting singly, as Attorney-in-Fact, to execute in the name and on behalf of each of the undersigned persons, and in the respective capacities indicated below, any amendment or amendments to this Registration Statement of Roadway Services, Inc.


                            ---------------------

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 28, 1995.



                 Signature                                          Title
                 ---------                                          -----

By: /s/ Daniel J. Sullivan                                  Director; Chief Executive Officer
    ------------------------------------                    President and Chairman of the
         (Daniel J. Sullivan)                               Company (Principal Executive
                                                            Officer of Registrant)


                 Signature                                          Title
                 ---------                                          -----

By: /s/ Douglas A. Wilson                                   Senior Vice President-Finance and Planning,
    ---------------------------------------------           Secretary and Chief Financial Officer of
         (Douglas A. Wilson)                                the Company (Principal Financial Officer
                                                            of the Registrant)



By: /s/ Roy E. Griggs                                       Vice President and Controller of the Company
    ---------------------------------------------           (Principal Accounting Officer of the
         (Roy E. Griggs)                                    Registrant)


By: /s/ George B. Beitzel                                   Director
    ---------------------------------------------
         (George B. Beitzel)


By: /s/ R.A. Chenoweth                                      Director
    ---------------------------------------------
         (R.A. Chenoweth)


By:                                                         Director
    ---------------------------------------------
         (Norman C. Harbert)


By:                                                         Director
    ---------------------------------------------
         (Charles R. Longsworth)


By: /s/ Robert E. Mercer                                    Director
    ---------------------------------------------
         (Robert E. Mercer)


By:                                                         Director
    ---------------------------------------------
         (G. James Roush)


By: /s/ William Sword                                       Director
    ---------------------------------------------
         (William Sword)


By: /s/ H. Mitchell Watson, Jr.                             Director
    ---------------------------------------------
         (H. Mitchell Watson, Jr.)


By:                                                         Director
    ---------------------------------------------
         (Sarah Roush Werner)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER
------

5                Opinion of Vice President and General Counsel for Registrant

24.1             Consent of Ernst & Young LLP

24.2             Consent of Vice President and General Counsel (contained in
                 Exhibit 5)

25               Powers of Attorney (see page II-4)